EXHIBIT 15.1

GENOIL INC.

December 31, 2021

FORM 20-F

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Genoil Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genoil Inc. (the “Company”) as of December 31, 2021, 2020, and 2019 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Genoil Inc. as of December 31, 2021, 2020, and 2019 the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement

As discussed in Note 12 to the consolidated financial statements, the Company restated its consolidated financial statements as of December 30, 2020 and December 31, 2019 and for the years then ended to correct misstatements. Our opinion is not modified with respect to this matter.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Stock-based compensation – Refer to Note 9 to the consolidated financial statements

As described in Note 9 to the consolidated financial statements, the Company’s consolidated statement of operations for the year ended December 31, 2021 included stock-based compensation of $717,163, consisting of price appreciation certificates of $599,784, stock options of $59,979, and common stock of $57,400. The determination of the fair value of the price appreciation certificates and the stock options was calculated using a Black-Scholes option pricing model and required management to make significant estimates and assumptions and involved a high degree of subjectivity.

The principal considerations for our determination that performing procedures relating to the valuation of stock-based compensation is a critical audit matter are (i) the significant judgement by management when developing the valuations and (ii) a high degree of auditor judgement, subjectivity, and effort in performing procedures relating to the valuations.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among other things, evaluating the appropriateness of the assumptions used and the estimation methodology applied in the valuations.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

May 18, 2022

We have served as the Company’s auditor since 2020.

F-2

GENOIL INC.
Consolidated Balance Sheets
(Expressed in US Dollars)

ASSETS

	December 31,	December 31,	December 31,
	2021	2020	2019
			(As Restated - see Note 12)
CURRENT ASSETS
Cash and cash equivalents	$12	$3,393	$1,359
Due from related-parties	220,336	152,719	1,675,625
Prepaid expenses and other current assets	8,569	-	-

Total Current Assets	228,917	156,112	1,676,984

Land located in Alberta Canada	43,163	43,163	43,163

OTHER ASSETS
Intangible assets, net	1	1	1

TOTAL ASSETS	$272,081	$199,276	$1,720,148

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Trade and other payables	$111,301	$70,086	$60,167
Accrued interest payable, to related parties (as restated at 0December 31, 2019 - see Note 12)	3,911,705	2,964,160	2,245,483
Convertible notes, current portion	4,711,764	-	2,513,748
Due to related parties	46,875	64,719	3,875,000
Bank overdraft

Total Current Liabilities	8,781,645	3,098,965	8,694,398

NON-CURRENT LIABILITIES
Convertible notes, non current portion	-	4,711,764	-

Total Non-Current Liabilities	-	4,711,764	-

TOTAL LIABILITIES	8,781,645	7,810,729	8,694,398

STOCKHOLDERS' DEFICIT
Preferred Stock, no par value; authorized 10,000,000 shares, 0issued and outstanding 0, 0, and 0 shares, respectively	-	-	-
Common Stock, no par value; issued and outstanding 0640,633,029, 596,178,029 and 547,303,029 shares , 0respectively	50,917,144	50,460,594	49,847,884
Contributed surplus	36,151,385	35,405,592	32,114,075
Accumulated other			-
comprehensive income (loss)	(221,860)	(221,860)	(221,860)
Accumulated deficit (as restated at December 31, 2019 - see 0Note 12)	(95,356,233)	(93,255,779)	(88,714,349)

Total Stockholders' Deficit	(8,509,564)	(7,611,453)	(6,974,250)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$272,081	$199,276	$1,720,148

The accompanying notes are an intergral part of these consolidated financial statements

F-3

GENOIL INC.
Consolidated Statements of Operations
(Expressed in US Dollars)
(Unaudited)
	Year ended December 31,
	2021	2020	2019
		(As Restated - see Note 12)	(As Restated - see Note 12)

REVENUES	$-	$-	$-
COST OF SALES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Stock based compensation to officers, directors, and consultants	717,163	3,482,767	3,054,402
Occupancy Arrangements with related parties	-	46,875	62,500
Other Operating Expenses	349,817	293,111	177,412
Total Operating Expenses	1,066,980	3,822,753	3,294,314

LOSS FROM OPERATIONS	(1,066,980)	(3,822,753)	(3,294,314)

Other Income (Expense)
Finance expense (as restated for the years ended December 31, 2020 and 2019 - see Note 12)	(947,544)	(718,677)	(523,531)

Total Other Income (Expense) - Net	(947,544)	(718,677)	(523,531)

INCOME (LOSS) BEFORE INCOME TAXES (as restated for the years 000ended December 31, 2020 and 2019 - see Note 12)	(2,014,524)	(4,541,430)	(3,817,845)
PROVISION FOR INCOME TAXES	-	-	-

NET INCOME (LOSS) (as restated for the years ended December 31, 0002020 and 2019 - see Note 12)	(2,014,524)	(4,541,430)	(3,817,845)

Deemed dividends for warrants	(85,930)	-	-

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON 000SHAREHOLDERS (as restated for the years ended December 31, 0002020 and 2019 - see Note 12)	$(2,100,454)	$(4,541,430)	$(3,817,845)

Weighted average shares outstanding - Basic and Diluted	618,123,865	583,029,532	542,269,974

Foreign Currency Translation

NET LOSS PER SHARE - Basic and Diluted	$0.00	($0.01)	($0.01)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING

BASIC AND DILUTED INCOME (LOSS)
PER SHARE

The accompanying notes are an intergral part of these consolidated Financial Statements

F-4

GENOIL INC.
Consolidated Statements of Stockholders' Deficit
(Expressed in US Dollars)
(Unaudited)
				Accumulated
				Other		Total
	Common	Share	Contributed	Comprehensive	Accumulated	Stockholders'
	Shares	Capital	Surplus	Income (Loss)	Deficit	Deficit
Balance as of January 1, 2019 (as restated - see Note 12)	532,312,029	$49,463,347	$29,209,720	$(221,860)	$(84,896,504)	$(6,445,297)
Sale of common shares (and warrants) in private placements	8,836,667	234,490	-	-	-	234,490
Issuance of common shares for services	6,154,333	150,047	-	-	-	150,047
Stock based compensation	-	-	2,904,355	-	-	2,904,355
Net loss for the year ended December 31, 2019 (as restated - see Note 12)	-	-	-	-	(3,817,845)	(3,817,845)
Balance as of December 31 , 2019 (as restated - see Note 012)	547,303,029	49,847,884	32,114,075	(221,860)	(88,714,349)	(6,974,250)

Balance as of January 1, 2020	547,303,029	49,847,884	32,114,075	(221,860)	(88,714,349)	(6,974,250)
Sale of common shares (and warrants) in private placements	42,550,000	421,460	-	-	-	421,460
Issuance of common shares for services	6,325,000	191,250	-	-	-	191,250
Stock based compensation	-	-	3,291,517	-	-	3,291,517
Net loss for the year ended December 30, 2020 (as restated - see Note 12)	-	-	-	-	(4,541,430)	(4,541,430)
Balance as of December 31 , 2020	596,178,029	50,460,594	35,405,592	(221,860)	(93,255,779)	(7,611,453)

Balance as of January 1, 2021	596,178,029	50,460,594	35,405,592	(221,860)	(93,255,779)	(7,611,453)
Sale of common shares (and warrants) in private placements	40,015,000	399,150	100	-	-	399,250
Issuance of common shares for services	4,440,000	57,400	-	-	-	57,400
Stock based compensation	-	-	745,693	-	-	745,693
Net loss for the year ended December 30, 2021	-	-	-	-	(2,100,454)	(2,100,454)
Balance as of December 31 , 2021	$640,633,029	$50,917,144	$36,151,385	$(221,860)	$(95,356,233)	$(8,509,564)

The accompanying notes are an intergral part of these consolidated Financial Statements

F-5

GENOIL INC.
Consolidated Statements of Cash Flows
(Expressed in US Dollars)
(Unaudited)
	Year ended December 31,
	2021	2020	2019
		(As Restated - see Note 12)	(As Restated - see Note 12)
OPERATING ACTIVITIES
Net income (loss) (as restated for the years ended December 31, 2020 and 2019 - see Note 12)	$(2,014,524)	$(4,541,430)	$(3,817,845)
Adjustments to reconcile net loss
to cash flows used in operating activities:
Stock based compensation	717,163	3,482,767	3,054,402

Changes in operating assets and liabilities
Prepaid expenses and other current assets	(8,569)	-	-
Accrued interest payable (as restated for the years ended December 31, 2020 and 2019 - see Note 12)	947,545	718,677	523,531
Trade and other payables	41,215	9,919	-

Net Cash Used in Operating Activities	(317,170)	(330,067)	(239,912)

FINANCING ACTIVITIES
Net change in related party receivables	(67,617)	(154,078)	(57,276)
Net change in related party payables	(17,844)	64,719	62,500
Cash paid on promissory notes	-	-	-
Cash received from equity investors	399,250	421,460	234,490

Net cash provided by Financing Activities	313,789	332,101	239,714

Increase (Decrease) in Cash	(3,381)	2,034	(198)
Cash at beginning of year	3,393	1,359	1,557

Cash at end of period	$12	$3,393	$1,359

Supplemental disclosure of cash flow information

Interest Paid	$-	$-	$-
Income taxes paid	$-	$-	$-
Deemed dividends related to issuance of warrants.	$85,930	$-	$-

Non-cash financing activities:
Satisfaction of amounts due to David Lifschultz and 0Bruce Abbott ($3,875,000):
Reduction of amounts due from David Lifschultz and 0Bruce Abbott	$-	$1,676,984	$-
Issuance of new convertible debentures to David 0Lifschultz and Bruce Abbott	-	2,198,016	-
Total satisfaction of amounts due to David Lifschultz 0and Bruce Abbott	$-	$3,875,000	$-

The accompanying notes are an intergral part of these consolidated Financial Statements

F-6

Genoil INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021, 2020, and 2019

(Expressed in US Dollars)

1. REPORTING ENTITY AND GOING CONCERN

Genoil Inc. (“Genoil”) was incorporated under the Canada Business Corporations Act in September 1996. The consolidated financial statements of Genoil Inc. comprise Genoil Inc. and its subsidiaries, Genoil USA Inc., Genoil Emirates LLC (“Emirates LLC”) and Two Hills Environmental Inc. (“Two Hills”) (collectively the “Company”). The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialization of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is quoted on the OTC Markets under the symbol GNOLF. The Company’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

These consolidated financial statements have been presented on a going concern basis. The Company reported net losses of $2,100,454, $4,541,430, and $3,817,845 for the years ended December 31, 2021, 2020, and 2019, respectively. The Company used funds in operating activities of $317,170, $330,067, and $239,912 for the years ended December 31, 2021, 2020, and 2019, respectively. The Company had a net working capital deficiency of $8,552,728, $2,942,853, and $7,017,414 at December 31, 2021, 2020, and 2019, respectively. The Company had a stockholders’ deficit of $8,509,564, $7,611,453 and $6,974,250 at December 31, 2021, 2020, and 2019, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on commercializing its technologies, achieving profitable operations and obtaining the necessary financing in order to develop these technologies further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expanding its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During the years ended December 31, 2021, 2020, and 2019, the Company received net proceeds of $313,789, $332,101 and $239,714, respectively, pursuant to financing activities.

Management, utilizing close personal relationships, has been successful in raising capital through periodic private placements of the Company’s common shares. Although these shares are subject to a “hold” period on the United States stock markets, the investors’ confidence in the undertakings of management, with respect to future positive market performance of the Company’s common stock, permits this avenue of financing to exist. External sources of debt financing are not available to the Company due to its precarious financial position.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue its operations. Such adjustments could be material.

F-7

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a) Principles of Consolidation:

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and incorporate the financial statements of Genoil and entities controlled by it. Control is achieved where Genoil has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Genoil has the following subsidiaries:

•	Genoil USA Inc., incorporated in Delaware, United States, which is a wholly owned subsidiary of Genoil.
•

Genoil Emirates LLC, incorporated in the United Arab Emirates, which will focus upon the fields of oil and water processing and treatment in the United Arab Emirates. Genoil Emirates LLC is jointly owned by S.B.K. Commercial Business Group LLC and Genoil. As of December 31, 2021, Emirates LLC had not yet commenced operations and holds no assets.

•

Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly owned subsidiary of Genoil. Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base. The asset base comprises a site under which three salt caverns have been formed in the Lotsberg Formation beneath the earth's surface. Such caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

The financial results of Genoil’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by Genoil.

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency translation

The reporting currency of the Company is the United Sates Dollar. The functional currency of Genoil and its subsidiaries is the United States Dollar. Transactions denominated in currencies other than the functional currency are translated at the exchange rates prevailing at the dates of the transactions. Exchange gains and losses are reflected in income.

(c) Use of estimates and judgments

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. By their nature, judgments, estimates and assumptions are subject to measurement uncertainty and changes in such judgments, estimates and assumptions in future periods could result in a material change in future financial statements. Actual results may differ from these estimates.

Judgment is used in situations where there is a choice or assessment required by management. Estimates and underlying assumptions are required on an ongoing basis and revisions are recognized in the year in which such estimates are revised.

(d) Cash and cash equivalents

F-8

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

(e) Stock-based compensation

The Company grants common stock, stock options, and Price Appreciation Certificates to employees, directors, and consultants for various services rendered to the company. Share-based payments to these individuals are measured at the fair value of the securities issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(f) Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(g) Loss per share

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options and warrants. The calculation assumes the proceeds on exercise of options are used to repurchase shares at the current market price. All options and warrants are anti-dilutive when the Company is in a loss position.

(h) Recent accounting pronouncements:

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or operations.

F-9

3. DETERMINATION OF FAIR VALUES

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Company is required to classify fair value measurements using a hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value hierarchy is as follows:

•	Level 1 – quoted prices in active markets for identical assets or liabilities;

•	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and,

•	Level 3 – inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents have been measured using level 1 inputs.

The fair value of cash and cash equivalents, due from related parties, trade and other payables, accrued interest payable, convertible notes, and due to related parties approximates their carrying value due to their short term to maturity.

The fair values of stock options and Price Appreciation Certificates are measured using the Black-Scholes pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected forfeiture rate (based on historic forfeitures), expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate.

4. DUE FROM RELATED PARTIES

Due from related parties consist of:

	December 31,	December 31,	December 31,
Borrower	2021	2020	2019
Lifschultz Enterprise Company LLC (an entity controlled by David Lifschultz, Genoil chief executive officer, and Bruce Abbott, Genoil chief operating officer)	$220,336	$152,719	$100
David Lifschultz	-	-	837,763
Bruce Abbott	-	-	837,762
Totals	$220,336	$152,719	$1,675,625

On July 7, 2020, the Company agreed to satisfy a total of $3,875,000 then owed to David Lifschultz and Bruce Abbott through (1) Company reduction of a total of $1,676,984 of the Company’s receivable balances from David Lifschultz and Bruce Abbott (see above) and (2) Company issuance of new convertible debentures totaling $2,198,016 to David Lifschultz ($1,099,008) and Bruce Abbott ($1,099,008). (see Note 6)

The receivables are non-interest bearing and are due on demand.

F-10

5. ACCRUED INTEREST PAYABLE TO RELATED PARTIES

Accrued interest payable to related parties consist of:

	December 31,	December 31,	December 31,
Lender	2021	2020	2019
Lifschultz Enterprise Company LLC	$2,085,090	$1,690,828	$1,339,050
Sidney B. Lifschultz 1992 Family Trust (an entity controlled by David Lifschultz)	753,002	610,618	483,580
David Lifschultz	536,817	331,365	211,434
Bruce Abbott	536,796	331,349	211,419
Totals	$3,911,705	$2,964,160	$2,245,483

The accrued interest payable relates to the convertible notes outstanding (see Note 6).

6. CONVERTIBLE NOTES

Convertible notes consist of:

	December 31,	December 31,	December 31,
Lender	2021	2020	2019
Lifschultz Enterprise Company LLC	$1,499,026	$1,499,026	$1,499,026
Sidney B. Lifschultz 1992 Family Trust	541,353	541,353	541,353
David Lifschultz	1,335,699	1,335,699	236,691
Bruce Abbott	1,335,686	1,335,686	236,678
Totals	4,711,764	4,711,764	2,513,748
Current portion	(4,711,764)	-	(2,513,748)
Non-current portion	$-	$4,711,764	$-

On July 7, 2020, the Company agreed to satisfy a total of $3,875,000 then owed to David Lifschultz and Bruce Abbott through (1) Company reduction of a total of $1,676,984 of the Company’s receivable balances from David Lifschultz and Bruce Abbott (see Note 4) and (2) Company issuance of new convertible debentures totaling $2,198,016 to David Lifschultz ($1,099,008) and Bruce Abbott ($1,099,008).

The notes bear interest at 12% and their maturity was extended on April 27, 2020 to August 27, 2022.  The notes are convertible into shares of Genoil common stock at a price of $0.01 per share ($0.015 per share prior to April 27, 2020).

F-11

7. DUE TO RELATED PARTIES

Due to related parties consist of:

	December 31,	December 31,	December 31,
Creditor	2021	2020	2019
Occupancy costs payable to Bruce Abbott and David Lifschultz for use of Mamaroneck New York property from January 1, 2018 to September 30, 2020	$46,875	$46,875	$-
Occupancy cost payable to Estate of Sidney B. Lifschultz (an entity controlled by David Lifschultz) for use of Larchmont New York property from 2003 to 2017	-	-	3,750,000
Due to Bruce Abbott	-	17,844	125,000
Due to David Lifschultz	-	-	-
Totals	$46,875	$64,719	$3,875,000

The payables are non-interest bearing and are due on demand.

On July 3, 2020, the Estate of Sidney B. Lifschultz distributed its $3,750,000 receivable from the Company to David Lifschultz ($1,875,000) and Bruce Abbot ($1,875,000).

On July 7, 2020, the Company agreed to satisfy a total of $3,875,000 then owed to David Lifschultz and Bruce Abbott through (1) Company reduction of a total of $1,676,984 of the Company’s receivable balances from David Lifschultz and Bruce Abbott (see Note 4) and (2) Company issuance of new convertible debentures totaling $2,198,016 to David Lifschultz ($1,099,008) and Bruce Abbott ($1,099,008) (see Note 6).

8. SHARE CAPITAL

Preferred Stock

There are 10,000,000 shares of Class A Preferred Stock authorized but none are outstanding.

Common Stock

There are an unlimited number of shares of common stock, no par value, authorized to be issued.

In 2019, the Company sold a total of 8,836,667 shares of common stock (and warrants) in private placements for total proceeds of $234,490.

In 2019, the Company issued 6,154,333 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $150,047.

During the first quarter of 2020, the Company sold a total of 20,950,000 shares of common stock (and warrants) in private placements for total proceeds of $209,480.

During the first quarter of 2020, the Company issued a total of 3,375,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $69,750.

During the second quarter of 2020, the Company sold a total of 8,550,000 shares of common stock (and warrants) in private placements for total proceeds of $85,490.

During the second quarter of 2020, the Company issued a total of 150,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $1,500.

F-12

During the third quarter of 2020, the Company sold a total of 7,950,000 shares of common stock (and warrants) in private placements for total proceeds of $75,500.

During the third quarter of 2020, the Company issued a total of 2,800,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $120,000

During the fourth quarter of 2020, the Company sold a total of 5,100,000 shares of common stock (and warrants) in private placements for total proceeds of $50,990.

During the first quarter of 2021, the Company sold a total of 7,450,000 shares of common stock (and warrants) in private placements for total proceeds of $73,500.

During the first quarter of 2021, the Company issued a total of 1,300,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $26,000.

During the second quarter of 2021, the Company sold a total of 14,635,000 shares of common stock (and warrants) in private placements for total proceeds of $146,350.

During the third quarter of 2021, the Company sold a total of 11,550,000 shares of common stock (and warrants) in private placements for total proceeds of $115,500.

During the third quarter of 2021, the Company issued a total of 2,300,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $23,000.

During the fourth quarter of 2021, the Company sold a total of 6,380,000 shares of common stock (and warrants) in private placements for total proceeds of $63,900.

During the fourth quarter of 2021, the Company issued a total of 840,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $8,400.

Warrants

In conjunction with the private placements, the Company issued warrants to purchase common stock. The following is a summary of the warrants activity for the period December 31, 2018 to December 31, 2021.

Number outstanding at December 31, 2018	79,282,171
Granted	8,836,667
Cancelled	-
Number outstanding at December 31, 2019	88,118,838
Granted	42,550,000
Cancelled	-
Number outstanding at December 31, 2020	130,668,838
Granted	40,015,000
Cancelled	(20,140,700)
Number outstanding at December 31, 2021	150,543,138

At December 31, 2021, the 150,543,138 warrants outstanding had a weighted average exercise price of $0.04 per share, a weighted average remaining contractual life of 2.71 years, and an aggregate intrinsic value of $0.

Deemed Dividends related to issuance of warrants

F-13

During the second quarter of 2021, the Company granted a total of 6,560,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $61,664 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices ranging from $0.007 to $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility ranging from 318.6% to 319.1%, (4) expected term of 5 years, (5) risk-free interest rate of 0.39%, and (6) dividend rate of 0%.

During the third quarter of 2021, the Company granted a total of 500,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $5,000 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility of 348.6%, (4) expected term of 5 years, (5) risk-free interest rate of 0.96%, and (6) dividend rate of 0%.

During the fourth quarter of 2021, the Company granted a total of 1,926,666 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $19,267 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility ranging from 362.4% to 394.8%, (4) expected term of 5 years, (5) risk-free interest rate ranging from 1.05% to 1.18%, and (6) dividend rate of 0%.

9. STOCK-BASED COMPENSATION

Stock-based compensation consists of:

	Year Ended
	December 31,	December 31,	December 31,
Type of Security	2021	2020	2019
Price Appreciation Certificates	$599,784	$3,152,249	$2,430,766
Options issued to outside directors and consultants	59,979	139,268	473,589
Common stock issued for services	57,400	191,250	150,047
Totals	$717,163	$3,482,767	$3,054,402

F-14

The following is a summary of the compensatory securities activity for the period December 31, 2018 to December 31, 2021:

Common stock equivalent	Price Appreciation Certificates	Options	Total
Number outstanding at December 31, 2018	362,400,000	33,140,000	395,540,000
Granted	123,700,000	22,950,000	146,650,000
Cancelled	-	-	-
Number outstanding at December 31, 2019	486,100,000	56,090,000	542,190,000
Granted	158,000,000	9,500,000	167,500,000
Cancelled	(138,700,000)	(8,450,000)	(147,150,000)
Number outstanding at December 31, 2020	505,400,000	57,140,000	562,540,000
Granted	60,000,000	6,000,000	66,000,000
Cancelled	(15,000,000)	(5,250,000)	(20,250,000)
Number outstanding at December 31, 2021	550,400,000	57,890,000	608,290,000

PRICE APPRECIATION CERTIFICATES

In lieu of compensation the Company has entered into agreements (“Price Appreciation Certificates”) with David Lifschultz and Bruce Abbott whereby, at the request of the executives, the Company agrees to pay the equivalent sum of the rise in the Company’s stock price based on the agreed upon number of shares, from a fixed per share amount to the average of the last 10 trading days (volume weighted average price).

The number of shares reflect a potential salary for the two executives that only exist if the price of the shares rise above the price appreciation base amount. The Company has no obligation to pay the two executives if the stock does not rise. The Company, at its exclusive option and benefit, can proceed with a private placement at the share price on the date of exercise and the executive will subscribe to this private placement for the entire sum advanced by the Company.

The Company accounts for these Price Appreciation Certificates as an equity instrument due to its exclusive option to require a subscription to the private placement as determined by the fair value of the instruments using a Black-Scholes pricing model.

At December 31, 2020, the 505,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.03 per share, a weighted average remaining contractual life of 3.35 years, and an aggregate intrinsic value of $0.

At December 31, 2021, the 550,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.03 per share, a weighted average remaining contractual life of 2.51 years, and an aggregate intrinsic value of $0.

OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 69,819,579. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant. The options granted in 2019, 2020, and 2021 all vested immediately.

F-15

The fair value of stock options granted during 2021, 2020, and 2019 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2021	2020	2019
Volatility	319.60%	228.0%-260.7%	213%
Expected life	5 years	5 years	5 years
Risk-free rate	0.56%	0.29% - 0.66%	1.67%
Dividend yield	-	-	-
Forfeiture rate	0%	0%	0%
Stock Price at Valuation	$0.01	$0.01 - $0.02	$0.02
Exercise Price	$0.01	$0.01	$0.03

At December 31, 2020, the 57,140,000 stock options outstanding had a weighted average exercise price of $0.05 per share, a weighted average remaining contractual life of 2.50 years, and an aggregate intrinsic value of $0.

At December 31, 2021, the 57,890,000 stock options outstanding had a weighted average exercise price of $0.05 per share, a weighted average remaining contractual life of 1.93 years, and an aggregate intrinsic value of $0.

10. INCOME TAXES

The provision for income taxes reflects the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The provision for income taxes differs from that computed by applying the statutory United States federal income tax rate of 21% for 2021, 2020, and 2019 to loss before income taxes. The sources of the differences are as follows:

	2021	2020	2019
Income (loss) before income taxes	$(2,123,298)	$(4,541,430)	$(3,817,845)
Expected recovery at statutory tax rate	445,893	953,700	801,747
Non-deductible stock-based compensation	(150,604)	(731,381)	(641,424)
Increase in valuation allowance	(295,289)	(222,319)	(160,323)
Provision for Income Taxes	$-	$-	$-

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of December 31, 2021 will be realized.  Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2021. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

F-16

11. COMMITMENTS AND CONTINGENCIES

From 2003 to 2017, the Company used a residential property in Larchmont New York owned by the Estate of Sidney B. Lifschultz (an entity controlled by CEO David Lifschultz) for office and marketing purposes.  The agreed rental amount for such use was $250,000 per year, or a total of $3,750,000 for the 15 years.  The $3,750,000 was unpaid and included in “Due to Related Parties” at December 31, 2019 (see Note 7).  On July 3, 2020, the Estate of Sidney B. Lifschultz distributed its $3,750,000 receivable from the Company to David Lifschultz ($1,875,000) and Bruce Abbot ($1,875,000).

On July 7, 2020, the Company agreed to satisfy a total of $3,875,000 then owed to David Lifschultz and Bruce Abbott through (1) Company reduction of a total of $1,676,984 of the Company’s receivable balances from David Lifschultz and Bruce Abbott (see Note 4) and (2) Company issuance of new convertible debentures totaling $2,198,016 to David Lifschultz ($1,099,008) and Bruce Abbott ($1,099,008) (see Note 6).

From January 1, 2018 to September 30, 2020, the Company used a residential property in Mamaroneck New York paid by COO Bruce Abbott and CEO David Lifschultz for office and marketing purposes.  The agreed rental amount for such use was $15,625 per quarter.  As of December 31, 2021, $46,875 is unpaid and included in “Due to Related Parties” (see Note 7).

In September 2020, the Company relocated its office to Europe for business purposes.

12. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated the consolidated Financial Statements at December 31, 2020 and December 31, 2019 and for the years then ended (which were included in the Company’s Form 20-F filed with the SEC on May 14, 2021) in order to correct the amount of interest expense previously recorded from January 1, 2017 to March 31, 2021.

As previously reported, interest expense on the convertible notes was erroneously calculated from January 1, 2017 to March 31, 2021 without any compounding for unpaid accrued interest despite the fact that the convertible notes provided for semiannual compounding for unpaid accrued interest. As restated, the Company has recorded interest expense including semiannual compounding of unpaid accrued interest on the convertible notes from January 1, 2017 to March 31, 2021. The effect of the restatement adjustments was to increase finance expense by $113,037 in 2017, $164,291 in 2018, $185,683 in 2019, $285,146 in 2020, and $85,231 for the three months ended March 31, 2021.

The effect of the restatement adjustments on the Consolidated Balance Sheet at December 31, 2019 follows:

	As previously Reported	Restatement Adjustments	As Restated
Total Assets	$1,720,148	$-	$1,720,148

Accrued interest payable	$1,782,472	$463,011	$2,245,483
Other current liabilities	6,448,915	-	6,448,915
Non-current liabilities	-	-	-
Total liabilities	8,231,387	$463,011	8,694,398

Total stockholders' deficit	(6,511,239)	(463,011)	(6,974,250)
Total liabilities and stockholders' deficit	$1,720,148	$-	$1,720,148

F-17

The effect of the restatement adjustments on the Consolidated Statement of Operations for the year ended December 31, 2020 follows:

	As previously Reported	Restatement Adjustments	As Restated
Operating expenses	$3,822,753	$-	$3,822,753
Finance expense	433,531	285,146	718,677
Net loss	$4,256,284	$285,146	$4,541,430
Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.01)

The effect of the restatement adjustments on the Consolidated Statement of Operations for the year ended December 31, 2019 follows:

	As previously Reported	Restatement Adjustments	As Restated
Operating expenses	$3,294,314	$-	$3,294,314
Finance expense	337,848	185,683	523,531
Net loss	$3,632,162	$185,683	$3,817,845
Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.01)

13. SUBSEQUENT EVENTS

On January 19, 2022, the Company granted a total of 105,000,000 Price Appreciation Certificates (see Note 4) to David Lifschultz (52,500,000 Price Appreciation Certificates) and Bruce Abbott (52,500,000 Price Appreciation Certificates) for services rendered. The PACs vest immediately, have an exercise price of $0.01 per share, and expire in 5 years.

Also on January 19, 2022, the Company granted a total of 9,500,000 stock options to the four independent directors of the Company for services rendered. The options vest immediately, are exercisable into shares of common stock at a price of $0.01 per share, and expire in 5 years.

F-18